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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES


EXHIBIT 11 - STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
-----------------------------------------------------------

The Weighted average number of common and common share equivalents on a primary and full-diluted basis are as follows:

PRIMARY
                                                                                                   FOR THE YEAR ENDED
                                                                                                   ------------------
                                                                                                       JUNE 30,
                                                                                                       --------
                                                                                         1995            1994              1993
                                                                                         ----            ----              ----
Weighted average common shares outstanding                                          10,599,242          10,714,651       10,794,821

Shares issued from assumed exercise of
   incentive stock options(1)                                                            -                   1,174           26,473

Shares issued from assumed exercise of
   nonqualified stock options(1)                                                        98,097             134,316          110,487
                                                                                   -----------         -----------      -----------
Weighted average number of shares
   outstanding, as adjusted                                                         10,697,339          10,850,141       10,931,781
                                                                                   ===========         ===========      ===========

Net income                                                                         $ 7,875,000         $ 6,495,000      $ 8,414,000
                                                                                   ===========          ==========       ==========

Earnings per share                                                                 $       .74         $       .60      $       .77
                                                                                   ===========         ===========      ===========


 (1) Shares issued from assumed exercise of options included the number of incremental shares which result from applying the "treasury stock method" for options.

Note: Fully diluted earnings per share are not presented because the difference from primary earnings per share is insignificant for all periods presented.